UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 28, 2008

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact Name of Registrants as Specified in Their Charters)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(b)

On February 28, 2008, The Children’s Place Retail Stores, Inc. (the “Company”) received notice from James Goldman, an independent member of the Company's Board of Directors (“Board”), of his resignation from the Board, effective immediately. Following Mr. Goldman’s resignation, the Company has six directors, of whom three are independent directors. On February 29, 2008, the Company notified The Nasdaq Stock Market, Inc. (the “Nasdaq”) that, due to Mr. Goldman's resignation, it was not in compliance with Nasdaq Marketplace Rule 4350(c)(1) because its Board no longer was comprised of a majority of independent directors as defined by Nasdaq Marketplace Rule 4200(a)(15). According to Nasdaq Marketplace Rule 4350(c)(1), because the Company’s next annual shareholder meeting is scheduled no later than 180 days following Mr. Goldman’s resignation, the Company has until August 27, 2008 to regain compliance. Mr. Goldman also served as a member of the Company’s compensation committee. As promptly as possible, the Company intends to reconstitute its compensation committee and to fill the vacancy on its Board with a candidate who possesses qualifications that will satisfy the Nasdaq’s independent director requirements.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

As disclosed above, on February 28, 2008, the Company received notice from James Goldman of his resignation from the Company’s Board. Mr. Goldman did not resign on account of any disagreement with the Company’s operations, policies or practices.

A copy of a press release relating to the foregoing is attached hereto as Exhibit 99.1 and is incorporated in this Item 5.02 by reference.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release issued by the Company dated March 3, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2008
THE CHILDREN’S PLACE RETAIL STORES, INC.

	By:	/s/ Susan J. Riley
Name: Susan J. Riley
Title: Executive Vice President, Finance and Administration